Ex 5.1

March 8, 2013
VITESSE SEMICONDUCTOR CORPORATION
741 Calle Plano
Camarillo, CA 93012

Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Vitesse Semiconductor Corporation, a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 9,459,848 shares of common stock of the Company (the “Shares”), issuable pursuant to the Company's 2013 Incentive Plan (the “2013 Plan”).
We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the 2013 Plan, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an Exhibit to the Registration Statement.
Respectfully submitted,
/s/ Stubbs Alderton & Markiles, LLP
STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403
office > 818.444.4500 fax > 818.444.4520 www.stubbsalderton.com